Exhibit 2.1

AMENDMENT NO. 1 to

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”), dated as of August 20, 2014, amends and restates certain portions of that certain Agreement and Plan of Merger dated June 26, 2014 (the “Merger Agreement”) by and among Wireless Ronin Technologies, Inc. (“Parent”), a Minnesota corporation, Creative Realities, LLC (the “Company”), a Delaware limited liability company and WRT Acquisition, LLC (“Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of Parent. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, the parties desire to amend the Merger Agreement in accordance with Section 9.2 of the Merger Agreement in order to reflect that (a) certain of the Parent’s outstanding debt for borrowed money shall not be paid or converted prior to the Effective Time and (b) as consideration for such debt remaining outstanding after the Effective Time, Slipstream, as the sole member of the Company immediately prior to the Effective Time, shall receive an additional 800,000 shares of Parent Common Stock.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Section 1.5(b)(ii) of the Merger Agreement is hereby amended and restated to read as follows with new language shown in double-underline text for illustrative purposes:

(ii) For the avoidance of doubt, it is the intention of each party hereto that, at the Effective Time, the Company Units outstanding immediately prior to the Effective Time shall be converted into the right to receive, in the aggregate, the sum of (A) 58.5% of the shares of Parent Fully Diluted Common Stock outstanding following the consummation of both the Merger and the Broadcast Merger (but excluding the issuance of shares of Parent Common Stock pursuant to Section 1.5(b)(ii)(B)) and (B) 800,000 shares of Parent Common Stock (the “Target Ownership”). If the application of Section 1.5(a)(ii) above does not effect the Target Ownership, the parties hereby acknowledge and agree that the Aggregate Merger Consideration and Exchange Ratio shall be automatically adjusted to the extent appropriate to cause the shares of Parent Common Stock issued hereunder to equal the Target Ownership.

2.  Section 7.12 of the Merger Agreement is hereby amended and restated to read as follows with new language shown in double-underline text for illustrative purposes:

7.12  Parent Debt Settlements. Except for the WR Holdings Note, as defined in the Parent Disclosure Schedule, the Parent shall arrange for the payment or conversion into Parent Common Stock immediately prior to the Effective Time of all of its outstanding secured and unsecured debt for borrowed money, on terms and conditions acceptable to the Company, and shall provide evidence of the same that is reasonably acceptable to the Company (the “Parent Debt Settlements”).

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3.  Section 7.13 of the Merger Agreement is hereby amended and restated to read as follows with new language shown in double-underline text for illustrative purposes:

7.13  Issuance of Cashless Warrants. The Parent shall have issued to Slipstream Parent Warrants (in customary form to be mutually agreed upon by the parties promptly after the date of this Agreement) to purchase the number of shares of Parent Common Stock that, when aggregated with the Aggregate Merger Consideration, provide Slipstream with beneficial ownership equal to the sum of (a) 60% of the Parent Fully Diluted Stock as of the Effective Time and (b) 800,000 shares of the Parent Common Stock.

4.  The definition of “Aggregate Merger Consideration” in Exhibit A is hereby amended and restated to read as follows with new language shown in double-underline text for illustrative purposes:

“Aggregate Merger Consideration” shall mean the sum of (a) the product, rounded down to the nearest full share of Parent Common Stock, of (i) the Parent Fully Diluted Common Stock as of the Effective Time, multiplied by (ii) 1.409638554 and (b) 800,000 shares of Parent Common Stock, as such sum shall be adjusted pursuant to Section 1.5(b)(ii).

5.  Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. This Amendment may be executed by facsimile or scanned and emailed signatures which shall be considered originals.

6.  No Other Amendments. The amendments set forth herein are limited precisely as written and shall not be deemed to be an amendment of any other term or condition of the Merger Agreement or any of the documents referred to therein. Whenever the Merger Agreement is referred to in any agreement, document or instrument, such reference shall be to the Merger Agreement as amended hereby. Except as expressly amended hereby, the terms and conditions of the Merger Agreement shall continue in full force and effect.

7.  Miscellaneous.  Sections 9.2 and 9.5 of the Merger Agreement shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 to the Merger Agreement as of the date first written above.

CREATIVE REALITIES, LLC

By:	/s/ Paul Price
Name:	Paul Price
Title:	CEO

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Scott Koller
Name:	Scott Koller
Title:	President and CEO

WRT ACQUISITION, LLC

By:	/s/ Scott Koller
Name:	Scott Koller
Title:	President and CEO